                                                                     EXHIBIT 2.1
                                                                  EXECUTION COPY










                          AGREEMENT AND PLAN OF MERGER




                                   DATED AS OF

                                DECEMBER 21, 2000



                                  BY AND AMONG


                             M-FOODS HOLDINGS, INC.,

                            PROTEIN ACQUISITION CORP.

                                       AND

                               MICHAEL FOODS, INC.

                                TABLE OF CONTENTS

                                                                                                               Page
ARTICLE 1 THE MERGER..............................................................................................2
         1.1      The Merger......................................................................................2
         1.2      Closing.........................................................................................2
         1.3      Effective Date and Time.........................................................................2
         1.4      Effects of the Merger...........................................................................2
         1.5      Subsequent Actions..............................................................................2
         1.6      Articles of Incorporation.......................................................................3
         1.7      Bylaws..........................................................................................3
         1.8      Officers and Directors of Surviving Corporation.................................................3
         1.9      Effect on Capital Stock.........................................................................3
         1.10     Options.........................................................................................4
         1.11     Surrender and Payment...........................................................................4
         1.12     Lost Certificates...............................................................................6
         1.13     Unclaimed Merger Consideration..................................................................6
         1.14     Dissenting Shares...............................................................................7

ARTICLE 2 REPRESENTATIONS AND WARRANTIES..........................................................................7
         2.1      Representations and Warranties of the Company...................................................7
         2.2      Representations and Warranties of Holdings and Merger Sub......................................20

ARTICLE 3 COVENANTS RELATING TO CONDUCT OF BUSINESS..............................................................23
         3.1      Covenants of the Company.......................................................................23
         3.2      Advice of Changes; Government Filings..........................................................25
         3.3      Financing Related Cooperation..................................................................25

ARTICLE 4 ADDITIONAL AGREEMENTS..................................................................................26
         4.1      Preparation of the Proxy Statement; Schedule 13E; the Company Shareholders Meeting.............26
         4.2      Access to Information..........................................................................27
         4.3      Approvals and Consents; Cooperation............................................................28
         4.4      Acquisition Proposals..........................................................................29
         4.5      Employee Benefits..............................................................................30
         4.6      Fees and Expenses..............................................................................31
         4.7      Indemnification; Directors' and Officers' Insurance............................................31
         4.8      Public Announcements...........................................................................32
         4.9      Further Assurances.............................................................................32
         4.10     Disposition of Litigation......................................................................32
         4.11     Delisting......................................................................................33

ARTICLE 5 CONDITIONS PRECEDENT...................................................................................33
         5.1      Conditions to Each Party's Obligation to Effect the Merger.....................................33
         5.2      Conditions to the Obligations of Holdings and Merger Sub to Effect the Merger..................33

         5.3      Conditions to the Obligations of the Company to Effect the Merger..............................34

ARTICLE 6 TERMINATION AND AMENDMENT..............................................................................35
         6.1      Termination by Either the Company or Holdings..................................................35
         6.2      Termination by Holdings........................................................................35
         6.3      Termination by the Company.....................................................................36
         6.4      Effect of Termination..........................................................................36
         6.5      Amendment......................................................................................38
         6.6      Extension; Waiver..............................................................................38

ARTICLE 7 GENERAL PROVISIONS.....................................................................................38
         7.1      Non-Survival of Representations, Warranties and Agreements; No Other
                  Representations and Warranties.................................................................38
         7.2      Notices........................................................................................38
         7.3      Interpretation.................................................................................40
         7.4      Counterparts...................................................................................41
         7.5      Entire Agreement; No Third Party Beneficiaries; Liability......................................41
         7.6      Governing Law..................................................................................41
         7.7      Severability...................................................................................41
         7.8      Assignment.....................................................................................41
         7.9      Enforcement....................................................................................42

                                CROSS REFERENCES

                                                                                                            Section
                                                                                                            -------
Acquisition Proposal........................................................................................ 4.4(e)
Agreement..................................................................................................Preamble
Articles of Merger..............................................................................................1.3
Banc of America Bridge...................................................................................... 2.2(c)
Bank Commitment Letter...................................................................................... 2.2(c)
Bank of America............................................................................................. 2.2(c)
CERCLA................................................................................................... 2.1(n)(i)
Certificate................................................................................................. 1.9(c)
Closing.........................................................................................................1.2
Closing Date....................................................................................................1.2
Code........................................................................................................ 2.1(h)
Commitment Letters.......................................................................................... 2.2(c)
Company....................................................................................................Preamble
Company Benefit Plans.................................................................................... 2.1(l)(i)
Company Board..............................................................................................Recitals
Company Common Stock.......................................................................................Recitals
Company Disclosure Schedule.....................................................................................2.1
Company Material Contracts.................................................................................. 2.1(r)
Company Participants..................................................................................... 2.1(l)(i)
Company Representatives..................................................................................... 4.4(a)
Company SEC Reports.............................................................................................2.1
Company Shareholders Meeting................................................................................ 4.1(a)
Company Voting Debt.................................................................................... 2.1(b)(iii)
Confidentiality Agreement.......................................................................................4.2
Dissenting Shares..............................................................................................1.14
Effective Date..................................................................................................1.3
Effective Time..................................................................................................1.3
Environmental, Health, and Safety Requirements.......................................................... 2.1(n)(ii)
ERISA.................................................................................................... 2.1(l)(i)
Exchange Act............................................................................................... 1.11(c)
Executive Incentive Plan.......................................................................................1.10
Executive Performance Plan.....................................................................................1.10
Expense Payment............................................................................................. 6.4(b)
Expenses........................................................................................................4.6
Financing................................................................................................... 2.2(c)
Funds...................................................................................................... 1.11(a)
GAAP..................................................................................................... 2.1(d)(i)
Governmental Entity........................................................................................ 1.13(b)
Holdings...................................................................................................Preamble
Holdings Disclosure Schedule....................................................................................2.2
HSR Act................................................................................................ 2.1(c)(iii)
Indemnified Parties......................................................................................... 4.7(c)

Indemnified Party........................................................................................... 4.7(c)
Intellectual Property.................................................................................... 2.1(m)(i)
Investors..................................................................................................Recitals
Leases................................................................................................... 2.1(k)(i)
Liens................................................................................................... 2.1(b)(ii)
Management Equity Agreements...............................................................................Recitals
Marathon.................................................................................................... 2.2(c)
Marathon Fund Commitment Letter............................................................................. 2.2(c)
Material Adverse Effect..................................................................................... 2.1(a)
MBCA............................................................................................................1.1
Merger.....................................................................................................Recitals
Merger Sub.................................................................................................Preamble
NASDAQ................................................................................................. 2.1(c)(iii)
Option(s)......................................................................................................1.10
Option Plans...................................................................................................1.10
Ordinary Course......................................................................................... 2.1(d)(ii)
Organizational Documents.................................................................................... 2.1(a)
Other Equity Agreements....................................................................................Recitals
Owned Real Property...................................................................................... 2.1(k)(i)
Paying Agent............................................................................................... 1.11(a)
Permits..................................................................................................... 2.1(f)
Person..................................................................................................... 1.11(c)
Price Per Share............................................................................................. 1.9(c)
Proxy Statement.......................................................................................... 2.1(e)(i)
Required Approvals..............................................................................................4.3
Schedule 13E-3.............................................................................................. 4.1(c)
SEC.............................................................................................................2.1
Securities Act......................................................................................... 2.1(c)(iii)
Share Awards............................................................................................. 2.1(b)(i)
Special Committee..........................................................................................Recitals
Special Meeting............................................................................................. 6.1(d)
Subsidiary............................................................................................... 2.1(b)(i)
Superior Proposal........................................................................................... 4.4(f)
Surviving Corporation...........................................................................................1.1
SWDA..................................................................................................... 2.1(n)(i)
Tax, Taxes, Taxable........................................................................................ 1.11(c)
Tax Returns................................................................................................. 2.1(h)
Terminating Company Breach.................................................................................. 6.2(b)
Terminating Holdings Breach................................................................................. 6.3(a)
Termination Fee............................................................................................. 6.4(c)
U.S. Bancorp Piper Jaffray.................................................................................. 2.1(o)
Vestar...................................................................................................... 2.2(c)
Vestar Commitment Letter.................................................................................... 2.2(c)
Violation............................................................................................... 2.1(c)(ii)

                          AGREEMENT AND PLAN OF MERGER


                  THIS AGREEMENT AND PLAN OF MERGER, dated as of December 21, 2000 (this "Agreement"), by and among M-Foods Holdings, Inc., a Delaware corporation ("Holdings"), Protein Acquisition Corp., a Minnesota corporation and a wholly owned subsidiary of Holdings ("Merger Sub"), and Michael Foods, Inc., a Minnesota corporation (the "Company").

                              W I T N E S S E T H :

                  WHEREAS, Merger Sub and the Company have each determined that it is in their respective best interests for Merger Sub to acquire the Company, upon the terms and subject to the conditions set forth in this Agreement;

                  WHEREAS, the respective boards of directors of Holdings, Merger Sub and the Company each have approved this Agreement, the Merger and the other transactions contemplated by this Agreement, with each share of the Company's common stock, par value $0.01 per share (the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time being cancelled, extinguished and converted into and becoming a right to receive a price per share equal to the Price Per Share, subject to the terms and conditions set forth herein;

                  WHEREAS, as of the date hereof, (1) certain executives of the Company will enter into letter agreements with M-Foods Investors, LLC, a Delaware limited liability company ("Investors"), pursuant to which such persons agree to execute, immediately prior to the Closing, certain agreements (the "Management Equity Agreements") which will provide for, among other things, (a) the cancellation of a portion of their options to purchase Company Common Stock as of the Effective Date in exchange for rights under a deferred compensation arrangement with Holdings and (b) the purchase of membership interests in Investors by such persons and (2) certain beneficial and record shareholders of the Company will enter into letter agreements with Investors pursuant to which such persons agree to execute, immediately prior to the Closing, certain agreements (the "Other Equity Agreements") which will provide that, among other things, such persons will exchange shares of the Company Common Stock they hold for a price per share equal to the Price Per Share and membership interests in Investors;

                  WHEREAS, as soon as may be permitted after satisfaction or waiver of the conditions set forth herein, Merger Sub shall be merged with and into the Company (the "Merger") in accordance with this Agreement and the relevant provisions of the MBCA, and the surviving corporation of the Merger shall be the Company; and

                  WHEREAS, the board of directors of the Company (the "Company Board"), subsequent to the unanimous recommendation of a special committee of the Company Board (the "Special Committee"), has determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the shareholders of the Company, has declared the Merger and this Agreement to be advisable and has recommended approval of the Merger and adoption of this Agreement by the shareholders of the Company.

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:


                                    ARTICLE 1
                                   THE MERGER

                  1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as a wholly owned subsidiary of Holdings, shall continue as the surviving corporation (the "Surviving Corporation"). The Merger will be effected pursuant to the provisions of, and with the effect provided in, the Minnesota Business Corporation Act (the "MBCA").

                  1.2 CLOSING. The closing of the Merger (the "Closing") will take place as soon as practicable, but no later than the fourth business day, after satisfaction or waiver (as permitted by this Agreement and applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article 5 (the "Closing Date"), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois 60601, unless another place is agreed to in writing by the parties hereto.

                  1.3 EFFECTIVE DATE AND TIME. Upon the Closing, the parties shall file with the Secretary of State of the State of Minnesota appropriate articles of merger or other appropriate documents (in any such case, the "Articles of Merger") executed in accordance with the relevant provisions of the MBCA and shall make all other filings, recordings or publications required under the MBCA in connection with the Merger. The Merger shall become effective as of the date and time of such filings or such other time after such filings as the parties hereto shall agree to in the Articles of Merger (the "Effective Time"). The date on which the Effective Time shall occur is referred to as the "Effective Date."

                  1.4 EFFECTS OF THE MERGER. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Surviving Corporation shall continue its corporate existence under the laws of the State of Minnesota. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers, immunities and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of Merger Sub and the Company shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

                  1.5 SUBSEQUENT ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this

Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the transactions contemplated by this Agreement.

                  1.6 ARTICLES OF INCORPORATION. Subject to Section 4.7(a), at the Effective Time, the articles of incorporation of the Company (as amended and restated in substantially the form set forth in Exhibit A hereto) shall be the articles of incorporation of the Surviving Corporation, until thereafter amended as provided by the MBCA and the provisions of such articles of incorporation.

                  1.7 BYLAWS. At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation until thereafter amended as provided by the MBCA, the provisions of the articles of incorporation of the Surviving Corporation and such bylaws.

                  1.8 OFFICERS AND DIRECTORS OF SURVIVING CORPORATION. The officers of the Company immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer. The directors of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                  1.9 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the Company Common Stock or any shares of capital stock of Merger Sub:

                  (a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

                  (b) Cancellation of Treasury Stock; Merger Sub-Owned Stock. Each share of the Company Common Stock that is issued and outstanding immediately prior to the Effective Time and owned by Merger Sub or by the Company or any direct or indirect wholly owned subsidiary of the Company, shall be cancelled, extinguished and retired, and no payment of any consideration shall be made with respect thereto.

                  (c) Company Common Stock. Each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.9(b) and any Dissenting Shares) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $30.10 in cash per share of Company Common Stock without any interest thereon (the "Price Per Share"), subject to appropriate adjustment for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange with respect to the Company Common Stock occurring before the Effective Time. As of the Effective Time, all such shares of the Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a stock certificate which immediately prior to the Effective Time represented any such shares of the Company Common Stock (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Certificates as provided in Section 1.11, the Price Per Share in cash.

                  1.10 OPTIONS. Except as may be otherwise agreed in writing between the Company and any holder of any Option (as hereinafter defined), upon the consummation of the Merger, each option to acquire Company Common Stock outstanding immediately prior to the Effective Time under the Company's 1994 Executive Incentive Plan, as amended (the "Executive Incentive Plan"), the Company's 1997 Stock Incentive Plan, as amended, the Company's 1994 Executive Performance Stock Award Plan, as amended (the "Executive Performance Plan"), the Company's 1987 Non-Qualified Stock Option Plan, as amended and the Company's Stock Option Plan for Non-Employee Directors, as amended (such plans referred to herein as the "Option Plans"), whether vested or unvested (each, an "Option," collectively, the "Options"), shall automatically become immediately vested and exercisable and each holder of an Option shall have the right to receive from the Surviving Corporation a cash payment (less applicable federal, state and local withholding taxes) in an aggregate amount equal to the difference, if any, between the Price Per Share less the applicable exercise price per share of Company Common Stock applicable to such Option for all Company Common Stock subject to the Option as expressly stated in the applicable Option Plan, stock option agreement or other agreement. Options with an exercise price equal to or greater than the Price Per Share will be cancelled without any consideration. The Company shall use its reasonable best efforts (including, without limitation, giving requisite notices to holders of Options advising them of such accelerated vesting and rights pursuant to this Section 1.10) to fully advise holders of Options of their rights under this Agreement and the Options, to facilitate their timely exercise of such rights and to effectuate the provisions of this Section 1.10. From and after the Effective Time, other than as expressly set forth in this Section 1.10, no holder of an Option shall have any other rights in respect thereof other than to receive payment for his or her Options as set forth in this Section 1.10, and the Company shall take all necessary actions to terminate effective as of the Effective Time the Company's Option Plans, stock option agreements and similar arrangements.

                  1.11     SURRENDER AND PAYMENT.

                  (a) Paying Agent. Before the Effective Time, Holdings shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the record holders of shares of the Company Common Stock in connection with the Merger (the "Paying Agent"). At or before the Effective Time, Holdings will deposit, or cause Merger Sub to deposit, as applicable, in trust for the benefit of the holders of Certificates with the Paying Agent immediately available funds (the "Funds") in an amount necessary to make the payments for the shares of the Company Common Stock contemplated by this Agreement on a timely basis. The Paying Agent will be authorized, at the request of Holdings, to invest any Funds held by it in (i) investment grade money market instruments,
(ii) direct obligations of the United States of America, (iii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iv) commercial paper rated the highest quality by either Moody's Investors Services, Inc. or Standard & Poor's Corporation or (v) certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $10 billion, in each case having maturities not to exceed 30 days and as designated by Holdings, with any interest earned thereon being paid to Holdings at the earlier of (A) payment in full of the aggregate Price Per Share to all record holders of Company Common Stock immediately prior to the Effective Time of the Merger and
(B) 180 days after the Effective Time; provided that no loss on investments made pursuant to this Section 1.11(a) shall relieve Holdings of its obligations to pay the Price Per Share to all record holders of Company Common Stock as provided in Article 1 of this Agreement.

                  (b) Surrender of Certificates. Promptly (and in any event not later than five (5) business days) after the Effective Time, Holdings and the Surviving Corporation will cause the Paying Agent to mail and/or make available to each record holder of Certificates that immediately prior to the Effective Time represented shares of the Company Common Stock (other than holders of Certificates representing Dissenting Shares or representing shares covered by
Section 1.9(b)), a notice and letter of transmittal and instructions in standard form for use in effecting the surrender of all Certificates held by such record holder.

                  (c) Payment Procedures. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed and completed, the Paying Agent shall pay to the holder of such Certificate the aggregate Price Per Share attributable to the number of shares of the Company Common Stock represented by such Certificate, and such Certificate will then be cancelled. Until surrendered in accordance with the provisions of this Section 1.11, each Certificate (other than Certificates representing Dissenting Shares and Certificates representing shares covered by Section 1.9(b)) will represent for all purposes only the right to receive the aggregate Price Per Share relating thereto. No interest shall accrue or be paid in respect of cash payable upon the surrender of Certificates. After the Effective Time, holders of Certificates shall cease to have any rights as shareholders of the Company, except as provided herein or under applicable state corporation law. If any payment of cash in respect of cancelled shares of the Company Common Stock is to be paid to a Person other than the registered holder of the shares represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such shares or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable. Any consideration otherwise payable pursuant to this Agreement shall be subject to all applicable federal, state and local Tax withholding requirements. For purposes of this Agreement, "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, transfer, employment, unemployment disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties, fines and additions to tax imposed with respect to such amounts and any interest in respect of such penalties and additions to tax. For purposes of this Agreement, "Person" means an individual, corporation, partnership, limited liability company association, trust, unincorporated organization, entity or group (as defined in the Securities and Exchange Act of 1934, as amended (the "Exchange Act")).

                  (d) No Transfer. After the Effective Time, there will be no transfers of shares of the Company Common Stock recorded on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Paying Agent or the Surviving Corporation for any reason they will be cancelled and exchanged for the Price Per Share as provided in
Section 1.13(a) below.

                  1.12 LOST CERTIFICATES. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Price Per Share due to such Person as provided in Section 1.13(a) of this Agreement.

                  1.13     UNCLAIMED MERGER CONSIDERATION.

                  (a) Transfer to Surviving Corporation. Any portion of the Funds made available to the Paying Agent pursuant to Section 1.11(a) that remain unclaimed by holders of Certificates that immediately prior to the Effective Time represented shares of Company Common Stock for 180 days after the Effective Time will be transferred to the Surviving Corporation upon demand. Any holder of Certificates who has not theretofore complied with this Article 1 will thereafter look only to the Surviving Corporation for payment of the Price Per Share in accordance with this Agreement upon surrender of such Certificates.

                  (b) No Escheat of Remaining Funds. None of Holdings, Merger Sub, the Company or the Paying Agent will be liable to any Person in respect of any cash delivered from the Funds to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates have not been surrendered before seven years after the Effective Time (or immediately before such earlier date on which any payment pursuant to this Section 1.13 would otherwise escheat to or become the property of any Governmental Entity), the aggregate Price Per Share payable in respect to such Certificates will, unless otherwise provided by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. For purposes of this Agreement, "Governmental Entity" means any supranational, foreign, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority.

                  (c) Merger Consideration. Any portion of the Funds made available to the Paying Agent pursuant to Section 1.11(a) to pay the Price Per Share for shares of the Company Common Stock issued and outstanding immediately prior to the Effective Time for which appraisal rights have been perfected shall be returned to Holdings, upon demand.

                  1.14 DISSENTING SHARES. Notwithstanding Section 1.9 hereof, shares of the Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded and perfected such holder's right to dissent from the Merger and to be paid the fair value of such shares in accordance with Sections 302A.471 and 302A.473 of the MBCA (and who has neither effectively withdrawn nor lost his right to dissent) ("Dissenting Shares"), shall not be converted into a right to receive cash pursuant to
Section 1.9, and the holder thereof shall be entitled to only such rights as are granted by the MBCA. If after the Effective Time such holder fails to perfect or withdraws or otherwise loses his right to dissent, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive cash as provided in Section 1.9, without interest thereon. The Company shall give Holdings reasonably prompt notice of any demands for payment received by the Company under Sections 302A.471 and 302A.473 of the MBCA, and Holdings shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Holdings, make any payment with respect to, or settle or offer to settle, any such demands.


                                    ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

                  2.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the Company Disclosure Schedule delivered by the Company to Holdings at or prior to the execution and delivery of this Agreement (the "Company Disclosure Schedule") (the Company Disclosure Schedule is arranged by sections corresponding to the lettered and numbered sections contained in this
Section 2.1 and the disclosure in any one section of the Company Disclosure Schedule shall qualify only that particular section of this Section 2.1 unless a cross-reference is made to another lettered or numbered section to which such disclosure also qualifies or the context of such disclosure makes it reasonably clear, if read in the context of such other lettered or numbered section, that such disclosure affects or modifies such other lettered or numbered section) or any reports, schedules, forms, statements and other documents required to be filed by the Company with the Securities and Exchange Commission (the "SEC") since December 31, 1997 through the date of this Agreement, including all exhibits thereto (the "Company SEC Reports"), the Company represents and warrants to Holdings and Merger Sub:

                  (a) Organization, Standing and Power. Each of the Company and each of its Subsidiaries (i) has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, (iii) has all requisite corporate power and authority to own or lease and operate its properties and assets, and to carry on its business as now conducted and (iv) has obtained all licenses, permits, franchises and other governmental authorizations necessary to the ownership or operation of its properties or the conduct of its business as now conducted, except, in the cases of clauses (i) (with respect to Subsidiaries only), (ii),
(iii) and (iv), as would not reasonably be expected to have a Material Adverse Effect on the Company. For purposes of this Agreement, "Material Adverse Effect" means, with respect to any entity, any adverse change, circumstance or effect that, individually or aggregated with other changes, circumstances and effects, is materially adverse to the business, operations, cash flows, assets, liabilities, condition (financial or otherwise), or results of operations of such entity and its Subsidiaries taken as a whole. True and complete copies of the Organizational Documents, as amended and currently in force, and all corporate minute books and records of the Company and each of its Subsidiaries have been furnished by the Company to Holdings for inspection to the extent requested by Holdings. For purposes of this Agreement, "Organizational Documents" means, with respect to any entity, the certificate of incorporation, bylaws and/or other similar governing documents of such entity.

                  (b)      Capital Structure.

                           (i) The authorized capital stock of the Company consists solely of (A) 40,000,000 shares of the Company Common Stock, of which 18,289,484 shares are outstanding as of December 20, 2000, and
         (B) 10,000,000 shares of undesignated shares, of which no shares are outstanding. All issued and outstanding shares of the Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive rights. No Subsidiary of the Company owns any capital stock of the Company. There are no outstanding options, warrants or other rights (including preemptive rights) to acquire capital stock of the Company other than Options representing in the aggregate the right to purchase 1,814,915 shares (all of which have a per share exercise price that is less than the Price Per Share) of the Company Common Stock under the Option Plans and share awards outstanding under the Executive Incentive Plan and Executive Performance Plan (the "Share Awards"). Section 2.1(b)(i) of the Company Disclosure Schedule identifies, as of the date indicated thereon, the holder of each outstanding Option, the number of shares of Company Common Stock issuable upon exercise of each Option and the exercise price and expiration date thereof. Section 2.1(b)(i) of the Company Disclosure Schedule also identifies as of the date indicated thereon, the number of shares of Company Common Stock subject to the Share Awards and the recipients thereof. For purposes of this Agreement, "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting and economic interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

                           (ii) All of the issued and outstanding shares of capital stock of the Company's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of any liens, claims, encumbrances, restrictions, preemptive rights or any other claims of any third party ("Liens"). Except for the capital stock of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person.

                           (iii) No bonds, debentures, notes or other indebtedness of the Company having, or convertible into other securities having, the right to vote on any matters on which shareholders may vote ("Company Voting Debt") are issued or outstanding.

                           (iv) Except for the Options and the Share Awards, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or its Subsidiaries. There is no voting trust or other agreement or understanding to which the Company or any of its Subsidiaries is a party or is bound, or, to the knowledge of the Company, to which any shareholder of such entity is a party or is bound, with respect to the voting of the capital stock or other voting securities of the Company or any of its Subsidiaries, other than agreements contemplated by this Agreement. The Company has the ability to effect any action requiring the approval of the shareholders of any of its Subsidiaries and to designate all of the members of the board of directors of each of its Subsidiaries.

                  (c)      Authority; No Conflicts.

                           (i) The Company has all requisite corporate power and corporate authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the requisite vote of the holders of the Company Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to any required adoption of this Agreement by the holders of the Company Common Stock. Subject to the adoption of this Agreement by the requisite vote of the holders of the Company Common Stock, this Agreement has been duly executed and delivered by the Company and (assuming the due authorization and valid execution and delivery of this Agreement by Holdings and Merger Sub) constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms.

                           (ii) The execution and delivery of this Agreement by the Company does not or will not, as the case may be, and the consummation by the Company of the transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any material obligation or the loss of a material benefit under, or the creation of a Lien on any assets pursuant to (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "Violation"): (A) any provision of the Organizational Documents of the Company or any of its Subsidiaries or (B) except for such Violations as would not reasonably be expected to have a Material Adverse Effect on the Company or impair the ability of the Company to perform its material obligations under this Agreement or delay in any material respect or prevent the consummation of the Merger, and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 2.1(c)(iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise or license binding upon or held by the Company or any Subsidiary or any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, its Subsidiaries or their respective properties or assets.

                           (iii) No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) state securities or "blue sky" laws, (C) the Securities Act of 1933, as amended (the "Securities Act"), (D) the Exchange Act, (E) the MBCA with respect to the filing and recordation of appropriate articles of merger or other documents,
         (F) rules and regulations of the NASDAQ National Market ("NASDAQ") and
         (G) any applicable federal and state laws governing the transfer of food processing and distribution facilities subject to licensing or permit requirements, inspection agreements, and similar facility-wide approvals (including, but not limited to, the Egg Products Inspection Act and the Minnesota Consolidated Food Licensing Law).

                  (d)      Reports and Financial Statements.

                           (i) The Company has filed all required Company SEC Reports. None of the Company's Subsidiaries is required to file any form, report or other document with the SEC. None of the Company SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Company SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with generally accepted accounting principles ("GAAP") consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and exceptions permitted by Form 10-Q under the Exchange Act. Since December 31, 1999, there has been no material change in the Company's accounting methods or principles except as described in the notes to the consolidated financial statements of the Company contained in the Company SEC Reports. All of such Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

                           (ii) Except as set forth in the consolidated balance sheets (and notes thereto) of the Company and its consolidated Subsidiaries included in the Company SEC Reports, and except for liabilities or obligations incurred in the Ordinary Course or in connection with the transactions contemplated by this Agreement since September 30, 2000, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature which would reasonably be expected to have a Material Adverse Effect on the Company. For purposes of this Agreement, "Ordinary Course" means, with respect to any entity, any actions taken in the regular and ordinary course of that entity's business, consistent in all material respects with past practices.

                  (e)      Information Supplied.

                           (i) None of the information supplied or to be supplied by the Company in writing specifically for inclusion or incorporation by reference in (A) the proxy or information statement related to the meeting of the Company's shareholders to be held in connection with the Merger and the transactions contemplated by this Agreement (the "Proxy Statement") or (B) the Schedule 13E-3 will, (1) at the respective times such documents are filed, and, with respect to the Proxy Statement when first published, sent or given to the shareholders of the Company, contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (2) in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Company Shareholders Meeting and at the Effective Time, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to any solicitation of proxies for the Company Shareholders Meeting which shall have become false or misleading. The Proxy Statement when filed will comply as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

                           (ii) Notwithstanding the foregoing provisions of this
         Section 2.1(e), no representation or warranty is made by the Company with respect to (A) statements made or incorporated by reference in the Proxy Statement and the Schedule 13E-3 based on information supplied by Holdings or Merger Sub for inclusion or incorporation by reference therein or (B) any forward-looking information which may have been supplied by the Company and incorporated into the Proxy Statement or the Schedule 13E-3.

                  (f) Compliance with Applicable Laws; Regulatory Matters. The Company and its Subsidiaries hold all permits, licenses, certificates, franchises, registrations, variances, exemptions, orders and approvals of all Governmental Entities ("Permits") which are necessary to each of them to own, lease and operate its properties or to carry on its business as now being conducted, except for such failures to have received such Permits as would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries and the Owned Real Property and the Leases are in compliance with the terms of such Permits, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on the Company. The businesses of the Company and its Subsidiaries are not being and have not been conducted in violation of any law, ordinance, regulation, judgment, decree, injunction, rule or order of any Governmental Entity, except for violations which would not reasonably be expected to have a Material Adverse Effect on the Company. No investigation by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, other than investigations which would not reasonably be expected to have a Material Adverse Effect on the Company.

                  (g) Litigation. There is no litigation, arbitration, grievance, claim, suit, action, investigation or proceeding pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries or any of their respective assets which would reasonably be expected to have a Material Adverse Effect on the Company. There is no judgment, award, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect on the Company.

              (h) Taxes. (i) The Company and each of its Subsidiaries have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them, and all such filed Tax Returns are complete and accurate in all material respects, (ii) the Company and each of its Subsidiaries have paid all Taxes that are required to be paid in respect to the periods covered by such returns whether or not shown on such filed Tax Returns or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any shareholder, employee, creditor or third party, except with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP as reflected in the most recent consolidated balance sheet or for such amounts that would not reasonably be expected to have a Material Adverse Effect on the Company, (iii) there are no pending or, to the knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters relating to the Company or any of its Subsidiaries which, if determined adversely to the Company or any of its Subsidiaries, would reasonably be expected to have a Material Adverse Effect on the Company, (iv) there are no deficiencies or claims for any Taxes that have been proposed, asserted or assessed against the Company or any of its Subsidiaries which, if such deficiencies or claims were finally resolved against the Company or any of such Subsidiaries, would reasonably be expected to have a Material Adverse Effect on the Company, (v) there are no material Liens for Taxes upon the assets of the Company or any of its Subsidiaries, other than Liens for current Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings and (vi) none of the Company or its Subsidiaries has made an election under Section 341(f) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"). Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the past five years. Neither the Company nor any of its Subsidiaries is a party to, bound by or has any obligation under, any Tax sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person (other than contracts or arrangements entered into with employees, consultants or independent contractors or in connection with purchase or sale agreements or sale leasebacks, which contracts and arrangements would not reasonably be expected to have a Material Adverse Effect on the Company). The Company and its Subsidiaries
(A) are not, and have not been, a member of an affiliated group filing a consolidated federal income Tax Return other than a group the common parent of which is the Company and (B) have no liability for Taxes of any Person under Treasury Regulation 1.1502-6(a) (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract or otherwise. No claim has ever been made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that such Person is or may be subject to taxation by such jurisdiction which, if determined adversely to the Company or such Subsidiary, would reasonably be expected to have a Material Adverse Effect on the Company. None of the Company or its Subsidiaries has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority. None of the Company or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code ss. 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law), (ii) "closing agreement" as described in Code ss. 7121 (or any corresponding or similar provision of state, local or foreign income Tax law), (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code ss. 1502 (or any corresponding or similar provision of state, local or foreign income Tax law) or (iv) installment sale made prior to the Closing Date. For purposes of this Agreement, "Tax Return" means all returns and reports (including elections, claims, declarations, disclosures, schedules, estimates, computations and information returns) required to be supplied to a Tax authority in any jurisdiction relating to Taxes, including any amendments thereof.

                  (i) Absence of Certain Changes or Events. Since September 30, 2000 other than in connection with or arising out of this Agreement and the transactions contemplated hereby, the Company and its Subsidiaries have conducted their respective businesses in the Ordinary Course and there has not been (i) any condition, event or occurrence which has had or would reasonably be expected to have a Material Adverse Effect on the Company or (ii) any action which, if it had been taken after the date hereof, would have required Holdings' consent under Section 3.1.

                  (j) Vote Required. The affirmative vote of the holders of a majority of the voting power of all shares of the Company Common Stock entitled to vote is the only vote of the holders of any class or series of the capital stock of the Company necessary to approve this Agreement and the transactions contemplated hereby.

                  (k)      Real Property.

                           (i) Section 2.1(k)(i) of the Company Disclosure Schedule sets forth the street address of each parcel of real property owned by the Company or one of its Subsidiaries, the "Owned Real Property"). The Company and its Subsidiaries have good and marketable fee simple title to the Owned Real Property, free and clear of all Liens, except where such impairment to title would not reasonably be expected to have a Material Adverse Effect on the Company. Section 2.1(k)(i) of the Company Disclosure Schedule sets forth a true and complete list of all leases, subleases, licenses and other agreements (true and correct copies of which have been delivered to Holdings) pursuant to which the Company and its Subsidiaries occupy and use any real property (the "Leases"). The Leases are in full force and effect in all material respects, free and clear of all Liens, except for such exceptions as would not reasonably be expected to have a Material Adverse Effect on the Company. To the best knowledge of the Company, no parties to the Leases are in material breach or default of such leases.

                           (ii) Neither the Company nor any of its Subsidiaries is obligated under or bound by any agreement, option, right of first refusal, purchase contract, or other contractual right to sell, lease or dispose of any Owned Real Property or any portions thereof or interests therein which property, portions and interests, individually or in the aggregate, are material to the conduct of the business of the Company or its Subsidiaries as currently conducted. Neither the Company nor any of its Subsidiaries or any affiliates of any of the foregoing has an ownership, financial or other interest in the landlord under any of the Leases which exceeds a 50% ownership, financial or other interest in such landlord. The Owned Real Property and the Leases comprise all of the real property used in the Company's and its Subsidiaries' business.

                  (l)      Employee Benefit Plans; Labor Matters.

                           (i) Section 2.1(l)(i) of the Company Disclosure Schedule contains a true and complete list of each written material (a) employee benefit plan, policy and program (including, without limitation, each "employee benefit plan," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and each "multiemployer plan" within the meaning of Section 3(37) of ERISA) sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of employees, directors, consultants or independent contractors and (b) benefit arrangement and contract between the Company or its Subsidiaries and any current or former employees (which have or have had an annual base salary of more than $100,000), directors, consultants and independent contractors, under which any such current or former employee, director, consultant or independent contractor of the Company or any of its Subsidiaries (the "Company Participants") has any present or future right to material benefits (collectively, the "Company Benefit Plans").

                           (ii) (a) Each of the Company Benefit Plans has been established, operated and administered in compliance with applicable law, including but not limited to ERISA and the Code, except where such noncompliance would not reasonably be expected to have a Material Adverse Effect on the Company, (b) each of the Company Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to such effect and the Company knows of no event that would cause the disqualification of any such Company Benefit Plan, (c) no Company Benefit Plan provides welfare or insurance benefits (whether or not insured) to Company Participants or their dependents or beneficiaries beyond the Company Participant's termination of employment or termination of service of non-employees with the Company or any of its Subsidiaries, which benefits would reasonably be expected to have a Material Adverse Effect on the Company, other than coverage mandated by applicable law or benefits the full cost of which is borne by the Company Participant (or his or her dependent or beneficiary), (d) neither the Company nor any Subsidiary nor any other entity, that together with the Company or any Subsidiary is treated as a single employer under Section 414 of the Code, maintains, contributes to, or has any material liability with respect to a "multiemployer plan," as such term is defined in Section 3(37) or 4001 of ERISA, nor does such entity have any pension benefit plan subject to Section 412 of the Code or Title IV of ERISA, (e) neither the Company nor any of its Subsidiaries have engaged in a transaction with respect to any Company Benefit Plan which to the Company's knowledge subjects such entity to either a civil penalty assessed pursuant to Sections 502(i) or 502(e) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code, in each case which penalty or Tax would reasonably be expected to have a Material Adverse Effect on the Company, (f) to the knowledge of the Company, there are no pending or threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto, which would reasonably be expected to have a Material Adverse Effect on the Company, (g) no event has occurred and no condition exists that to the Company's knowledge would subject the Company or any of its Subsidiaries to any Tax, fine, lien, penalty or other liability (other than liabilities incurred in the ordinary course of the plan's operations that are reflected in the Company's financial statements) with respect to any Company Benefit Plan imposed by ERISA or the Code, which would reasonably be expected to have a Material Adverse Effect on the Company and (h) all material contributions or other material amounts payable by the Company or any of its Subsidiaries as of the Effective Time with respect to any Company Benefit Plan in respect of current or prior plan years which are required to be reflected in the Company's financial statements in accordance with GAAP have been, in all material respects, paid or accrued in accordance with GAAP.

                           (iii) Except as provided pursuant to this Agreement, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby shall (a) result in any payment becoming due to any Company Participant, (b) increase any benefits otherwise payable under any Company Benefit Plan, (c) result in any acceleration of the time of payment or vesting of any benefits under any Company Benefit Plan or
         (d) violate the provisions of any agreement between a Company Participant and the Company or any of its Subsidiaries, except in each case where such payment, increase, acceleration or violation would not reasonably be expected to have a Material Adverse Effect on the Company.

                           (iv) (a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union contract and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries, (b) there is no pending or to the knowledge of the Company, threatened labor dispute, strike, work stoppage, lockout or other labor controversy involving the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries, except where such dispute, strike or work stoppage would not reasonably be expected to have a Material Adverse Effect on the Company nor has the Company or any of its Subsidiaries experienced any such labor controversy within the past three years, (c) there is no pending or, to the knowledge of the Company, threatened action, complaint, arbitration, proceeding or investigation against the Company or any of its Subsidiaries by or before (or that could be brought before) any court, governmental agency, administrative agency, board, commission or arbitrator brought by or on behalf of any prospective, current or former employee, labor organization or other representative of employees of the Company or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect on the Company
         (d) the Company and its Subsidiaries are in compliance with all applicable laws, agreements, and policies relating to employment, employment practices and terms and conditions of employment except where such noncompliance would not reasonably be expected to have a Material Adverse Effect on the Company and (e) neither the Company nor any of its Subsidiaries has closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program within the past year, nor has the Company or any of its Subsidiaries planned or announced any such action or program for the future.

                  (m)      Intellectual Property.

                           (i) The Company or one of its Subsidiaries owns, or has the right to use, pursuant to written license agreements set forth on Section 2.1(m) of the Company Disclosure Schedule, free and clear of all liens, security interests or other encumbrances, all trademarks, tradenames, service marks, Internet domain names, trade dress, patents, patent applications or other applications for registration of intellectual property, copyrights, technology, software, know-how, trade secrets and processes used by the Company or any of its Subsidiaries in their respective businesses as presently conducted or necessary therefor (the "Intellectual Property"), except for those the failure to own or have such legal right to use as would not reasonably be expected to have a Material Adverse Effect on the Company.

                           (ii) No claim has been asserted and is pending by any Person challenging the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, except for such matters as would not reasonably be expected to have a Material Adverse Effect on the Company.

                           (iii) The conduct of the Company's and its Subsidiaries' businesses does not infringe on the intellectual property or other rights of any Person, except for such claims and infringements that would not reasonably be expected to have a Material Adverse Effect on the Company.

                           (iv) To the Company's knowledge, no third party has infringed any of the Intellectual Property, except for such infringements as would not reasonably be expected to have a Material Adverse Effect on the Company.

                           (v) Except to the extent that it would not reasonably be expected to have a Material Adverse Effect on the Company, the owners of any Intellectual Property licensed to the Company have taken all reasonably necessary and desirable actions to maintain and protect such Intellectual Property.

         (n)      Environmental, Health, and Safety Matters.

                  (i) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, each of the Company and its Subsidiaries has complied and is in compliance with all Environmental, Health, and Safety Requirements, including, without limitation, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, none of the Company or its Subsidiaries has received any notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, none of the Company, its Subsidiaries, or their respective predecessors has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given rise to liabilities or could reasonably be expected to give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resource damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA"), or any other Environmental, Health, and Safety Requirements, except for such obligations as would not reasonably be expected to have a Material Adverse Effect on the Company. Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has assumed, undertaken, or otherwise become subject to, any liability, including without limitation any obligation for corrective or remedial action, of any other person or entity relating to Environmental, Health, and Safety Requirements. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, no facts, events or conditions relating to the past or present facilities, properties or operations of the Company, its Subsidiaries, or any of their respective predecessors will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

                     (ii) The Company has provided to Holdings and the Merger Sub, copies of all material environmental reports, audits, assessments, and investigations, and any other material environmental documents, related to the past or present facilities, properties or operations of the Company, its Subsidiaries, or any of their respective predecessors, to the extent the forgoing are in the possession, custody, or control of the Company or any of its Subsidiaries.

For purposes of this Agreement, "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to food or to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended.

                     (o) Brokers or Finders. Except for the engagement of Merrill Lynch & Co. and U.S. Bancorp Piper Jaffray Inc. ("U.S. Bancorp Piper Jaffray"), no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

                     (p) Insurance. Section 2.1(p) of the Company Disclosure Schedule contains a list of all material insurance policies which are owned by the Company and any of its Subsidiaries and which name the Company or any of its Subsidiaries as an insured, including without limitation self-insurance programs and those which pertain to the Company's assets, employees or operations. All such insurance policies are in full force and effect and the Company has not received notice of cancellation of any such insurance policies other than those policies the absence or cancellation of which would not reasonably be expected to have a Material Adverse Effect on the Company.

                     (q) Affiliate Transactions. There are no contracts, commitments, agreements, arrangements or other transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) present officer or director of the Company or any of its Subsidiaries or any of their immediate family members (including their spouses) or (ii) affiliate of any such officer, director, family member or beneficial owner, on the other hand, required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC.

                     (r) Material Contracts. Section 2.1(r) of the Company Disclosure Schedule sets forth a list of all of the Company Material Contracts as of the date of this Agreement and, prior to the date hereof, the Company has made available to Holdings true copies of each Company Material Contract and summaries of all oral Company Material Contracts. For purposes of this Agreement, the term "Company Material Contracts" shall mean: (i) all contracts required to be disclosed pursuant to Items 401 or 601 of Regulation S-K of the SEC as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 or any Company SEC Report filed thereafter, in each case under the rules and regulations of the SEC, (ii) all contracts for the future purchase of materials, supplies, merchandise or equipment providing for remaining payments in excess of $3 million in the aggregate, (iii) all contracts for the sale or lease of any of the assets of the Company or its Subsidiaries, other than sales of inventory in the Ordinary Course, providing for payments in excess of $3 million in the aggregate, (iv) all mortgages, pledges, conditional sales contracts, security agreements, factoring agreements or other similar agreements with respect to any assets of the Company providing for payments in excess of $1 million in the aggregate, (v) all consulting agreements providing for payments thereunder in excess of $250,000 in the aggregate, (vi) all non-competition or similar agreements which restrict or may hereafter restrict in any material respect the geographic or operational scope of the business of the Company or any of its affiliates or the ability of the Company or any of its affiliates to enter into new lines of business, (vii) all agreements or indentures relating to borrowed money or other indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company or its Subsidiaries,
(viii) all contracts under which the Company has advanced or loaned any other Person in the aggregate exceeding $250,000, (ix) all sales, distribution or franchise agreements the termination of which would have a Material Adverse Effect on the Company, (x) all warranty agreements and (xi) all agreements by which the Company or its Subsidiaries guarantee, endorse or otherwise becomes or is contingently liable for the debt, obligation or other liability of any other Person or guarantees the payment of dividends or other distribution upon the shares of any other Person. All such written Company Material Contracts are valid, binding and enforceable in accordance with their respective terms (assuming the other parties thereto are bound) and are in full force and effect, except to the extent they have previously expired in accordance with their terms, or, except where such invalidity or unenforceability would not reasonably be expected to have a Material Adverse Effect on the Company. No payment default, breach or violation by the Company or its Subsidiaries or to the Company's knowledge, by any other party thereto exists under such Company Material Contracts, except for defaults, breaches or violations which would not reasonably be expected to have a Material Adverse Effect on the Company.

                  (s) State Takeover Statutes. The Company Board and a special committee thereof satisfying the requirements of Section 673 Subd. 1(d)(1) of the MBCA has approved the execution of this Agreement and authorized and approved the Merger prior to the execution by the Company of this Agreement in accordance with the Section 673 of the MBCA, so that such Section will not apply to this Agreement or the transactions contemplated hereby (including the Merger). The Company Board has taken all such action required to be taken by it to provide that this Agreement and the transactions contemplated hereby shall be exempt from the requirements of any "moratorium," "control share," "fair price" or other anti-takeover laws or regulations of any state (including without limitation Section 671 of the MBCA).

                  (t) Financial Advisory Opinion. U.S. Bancorp Piper Jaffray has delivered to the Company Board its written opinion, subject to the qualifications and limitations stated therein, to the effect that the consideration to be received by the holders of the Company Common Stock pursuant to the Merger is fair to the holders of the Company Common Stock (other than any holders of Company Common Stock who will be shareholders of the Surviving Corporation or hold interests in Investors or Holdings after consummation of the Merger) from a financial point of view.

                (u) Compliance with Applicable Food Laws. The Company and its Subsidiaries have produced and distributed and are producing and distributing food products that are in compliance with the Federal Food, Drug, and Cosmetic Act (21 U.S.C. 321 et seq.), the Federal Egg Products Inspection Act (21 U.S.C. 1031 et seq.), the Minnesota Food Law (Minnesota Statutes,
Ch. 31), all other applicable federal and state laws governing the production of food, and all applicable regulations and administrative interpretations promulgated under any such laws, except for such failures to be in compliance as would not reasonably be expected to have a Material Adverse Effect on the Company.

                2.2 REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND MERGER SUB. Except as set forth in the Holdings Disclosure Schedule delivered by Holdings to the Company at or prior to the execution and delivery of this Agreement (the "Holdings Disclosure Schedule"), Holdings and Merger Sub each represent and warrant to the Company that:

                (a) Organization, Standing and Power. Each of Holdings and Merger Sub has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization. Each of Holdings and Merger Sub is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except as would not reasonably be expected to have a Material Adverse Effect on Holdings and Merger Sub. True and complete copies of the Organizational Documents of the Holdings and Merger Sub have been furnished by Holdings to the Company for inspection to the extent requested by the Company.

                (b)    Authority; No Conflicts.


                      (i) Each of Holdings and Merger Sub has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Holdings and Merger Sub. This Agreement has been duly executed and delivered by Holdings and Merger Sub and (assuming the due authorization and valid execution and delivery of this Agreement by the Company) constitutes a valid and binding agreement of Holdings and Merger Sub, enforceable against them in accordance with its terms.


                      (ii) The execution and delivery of this Agreement by Holdings and Merger Sub does not or will not, as the case may be, and the consummation by Holdings and Merger Sub of the transactions contemplated hereby will not, result in any Violation of: (A) any provision of the Organizational Documents of Holdings and Merger Sub or
         (B) except for such Violations as would not reasonably be expected to have a Material Adverse Effect on Holdings and Merger Sub or impair the ability of Holdings or Merger Sub to perform their material obligations under this Agreement or delay in any material respect or prevent the consummation of the Merger, and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise or license binding upon or held by Holdings or Merger Sub or any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Holdings or Merger Sub or their respective properties or assets.

                      (iii) No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Holdings or Merger Sub in connection with the execution and delivery of this Agreement by Holdings or Merger Sub or the consummation by Holdings or Merger Sub of the transactions contemplated hereby, except for (A) the consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to Section 2.1(c)(iii) and (B) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect on Holdings and Merger Sub or impair or delay the ability of Holdings or Merger Sub to consummate the transactions contemplated hereby.

                      (iv) Each of Holdings and Merger Sub holds all Permits which are material to the operation of their respective businesses, taken as a whole.

              (c) Financing Commitments. An executed commitment letter from Bank of America, N.A. ("Bank of America"), Banc of America Bridge LLC ("Banc of America Bridge") and Banc of America Securities LLC dated as of December 20, 2000 (the "Bank Commitment Letter"), is included in Section 2.2(c) of the Holdings Disclosure Schedule. Pursuant to the Bank Commitment Letter and subject to the terms and conditions contained therein, (i) Bank of America has committed to provide senior debt financing to Merger Sub in the amount of $470,000,000, consisting of a $370,000,000 term loan and a $100,000,000 revolving credit facility and Banc of America Bridge has committed to purchase unsecured senior subordinated debt securities of the Company in the aggregate amount of $200,000,000. The Company has also received a copy of a commitment letter, a true and correct copy of which is included in Section 2.2(b) of the Holdings Disclosure Schedule (the "Vestar Commitment Letter"), dated December 20, 2000 from Vestar Capital Partners IV, L.P. ("Vestar") pursuant to which Vestar has committed, subject to the terms and conditions contained therein, to purchase equity securities of Investors for an aggregate purchase price of $133,900,405. The Company has also received a copy of a commitment letter, a true and correct copy of which is included in Section 2.2(c) of the Holdings Disclosure Schedule (the "Marathon Fund Commitment Letter" and, together with the Bank Commitment Letter and the Vestar Commitment Letter, the "Commitment Letters" and the financing to be provided thereunder, the "Financing"), dated December 20, 2000 from Marathon Fund Limited Partnership IV ("Marathon") pursuant to which Marathon has committed, subject to the terms and conditions contained therein, to purchase equity securities of Investors for an aggregate purchase price of $35,000,000. The obligations to fund the commitments under the Commitment Letters are not subject to any condition other than set forth in the Commitment Letters. Holdings and Merger Sub have no actual knowledge of any fact or occurrence existing on the date of this Agreement which in their good faith judgment would reasonably be expected to (i) make the material assumptions or statements set forth in the Bank Commitment Letter inaccurate, (ii) cause the Bank Commitment Letter to be ineffective or (iii) preclude in any material respect the satisfaction of the conditions set forth in the Bank Commitment Letter. As of the date hereof, the Commitment Letters are in full force and effect and have not been amended in any material respect. To the knowledge of Holdings and Merger Sub, assuming all of the representations and warranties o the Company set forth herein are true, the funds contemplated to be received pursuant to the Commitment Letters together with the roll over contributions to be made as set forth in the Management Equity Agreements and the Other Equity Agreements will be sufficient to consummate the Merger and to pay all related fees and expenses. The financing and other fees that are due and payable under the Commitment Letters have been paid in full. Holdings and Merger Sub believe that, upon consummation of the transactions contemplated by this Agreement, including the Financing, (i) the Surviving Corporation will not be insolvent, (ii) the Surviving Corporation will not be left with unreasonably small capital, (iii) the Surviving Corporation will not have incurred debts beyond its ability to pay such debts as they mature and (iv) the capital of the Surviving Corporation will not be impaired.

              (d)      Information Supplied.

                      (i) The Schedule 13E-3 and any amendments or supplements thereto, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

                      (ii) None of the information supplied or to be supplied by Holdings or Merger Sub in writing specifically for inclusion or incorporation by reference in the Proxy Statement, the
         Schedule 13E-3 and any other documents to be filed with the SEC in connection with the transactions contemplated hereby, including any amendment or supplement to such documents, will, at the respective times such documents are filed, and, with respect to the Proxy Statement, when first published, sent or given to shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Company Shareholders Meeting, and at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to any solicitation of proxies for the Company Shareholders Meeting which shall have become misleading.

                      (iii)   Notwithstanding the foregoing provisions of this
         Section 2.2(d), no representation or warranty is made by Holdings or Merger Sub with respect to statements made or incorporated by reference in the Schedule 13E-3 based on information supplied by the Company for inclusion or incorporation by reference therein.

              (e) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Holdings or Merger Sub, other than Vestar Capital Partners and Goldner Hawn Johnson & Morrison Incorporated.

              (f) Ownership of Company Capital Stock. As of the date of this Agreement, neither Holdings nor, to the best of its knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in case of either clause (i) or (ii), shares of the capital stock of the Company. Holdings has provided the Company with true and correct copies of the form of Management Equity Agreements and the form of Other Equity Agreements and related letter agreements, which are included in Section 2.2(f) of the Holdings Disclosure Schedule.

              (g) Other Information Regarding Holdings and Merger Sub. Each of Holdings and Merger Sub is a newly organized corporation, each formed solely for the purpose of engaging in the transactions contemplated hereby. Prior to the date hereof, neither Holdings nor Merger Sub has engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby. Merger Sub is a wholly owned Subsidiary of Holdings, and, as of the date hereof, Holdings does not own, directly or indirectly, any capital stock or other ownership interest in any Person other than Merger Sub.


                                    ARTICLE 3
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

                  3.1 COVENANTS OF THE COMPANY. During the period from the date of this Agreement and continuing until the Effective Time (except as expressly contemplated or permitted by this Agreement, as set forth in Section 3.1 of the Company Disclosure Schedule or to the extent that Holdings shall otherwise consent in writing):

                  (a) Ordinary Course. The Company and its Subsidiaries shall carry on their respective businesses in the Ordinary Course and shall use all reasonable efforts to preserve intact their present business organizations and their relationships with customers, suppliers and others having business dealings with them.

                  (b) Dividends; Changes in Share Capital. The Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose to,
(i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except dividends by the Company or its Subsidiaries in the Ordinary Course, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.


                  (c) Issuance of Securities. The Company shall not, and shall cause its Subsidiaries not to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Company Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or Company Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of shares of the Company Common Stock (A) upon the exercise of Options issued in the Ordinary Course prior to the date hereof in accordance with the terms of the Option Plans as in effect on the date of this Agreement or (B) under the Share Awards outstanding on the date of this Agreement and (ii) the issuance of Share Awards in an amount not to exceed that number of shares of Company Common Stock equal to $1,025,000 divided by the market price of Company Common Stock as determined in accordance with the terms of the Executive Performance Plan and the Executive Incentive Plan.

                  (d) Organizational Documents. Except to the extent required to comply with their respective obligations hereunder, by law or by the rules and regulations of the NASDAQ, the Company and its Subsidiaries shall not amend or propose to amend their respective Organizational Documents.

                  (e) Indebtedness and Other Matters. The Company shall not, and shall not permit any of its Subsidiaries to, (i) other than incurrence of indebtedness under existing working capital facilities in the ordinary course of business consistent with past practices, incur any indebtedness for borrowed money or guarantee, assume, endorse or otherwise become responsible for any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or its Subsidiaries or of other Persons, other than indebtedness of the Company or its Subsidiaries to the Company or its Subsidiaries, (ii) make any loans or advances other than by the Company or its Subsidiaries to or in the Company or its Subsidiaries or other than to customers for the purchase of products from the Company in the ordinary course of business consistent with past practices, (iii) make any capital contributions to, or investments in, any other Person, other than by the Company or its domestic Subsidiaries to or in the Company or its domestic Subsidiaries,
(iv) other than the payment, discharge or satisfaction of claims, liabilities and obligations in the ordinary course of business consistent with past practices not in excess of amounts duly accrued or accruable therefor, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), (v) make capital expenditures in excess of $32,000,000 prior to the Closing Date or enter into binding contracts to make capital expenditures in excess of $46 million during the 2001 fiscal year, (vi) issue, deliver, sell, lease, sell and leaseback, pledge, dispose of or encumber material properties or material assets of the Company or any of its Subsidiaries other than inventory in the Ordinary Course, except Liens for Taxes not currently due, (vii) (A) make or change any Tax election or method of accounting with respect to Taxes, (B) file any amended Tax Return or
(C) settle or compromise any examination or proceeding with respect to any material Tax liability, (viii) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement), other than settlements involving amounts payable by the Company and its Subsidiaries that are not in excess of $500,000 in the aggregate over amounts fully recoverable from insurers of the Company and its Subsidiaries, (ix) enter into any new or amended contract or agreement with any labor unions representing employees of the Company or any Subsidiary, (x) enter into or amend, modify, renew or terminate any material agreement or material transaction, including, without limitation, any material transaction involving any merger, consolidation, joint venture, license agreement, partial or complete liquidation or dissolution, reorganization, recapitalization, restructuring, or a purchase, sale, lease or other acquisition or disposition of any assets or capital stock, (xi) knowingly undertake any action or fail to take any action that will result in a breach of the representations and warranties set forth in Section 2.1 as if made on and as of the Closing Date or (xii) agree, or commit to agree, to take any action not permitted to be taken pursuant to this Section 3.1(e).

                  (f) Benefit Plans. The Company shall not, and shall not permit any of its Subsidiaries to, (i) establish, adopt, enter into, or amend any Company Benefit Plan, or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, except as required by law, (ii) increase the compensation payable or to become payable to (A) any of its directors or officers, except to the extent required under agreements existing as of the date of this Agreement or as consistent with the Company's 2001 operating budget previously provided to Holdings; provided that such increases shall not exceed, in the aggregate, 5% of current levels, or (B) except in the Ordinary Course consistent with the Company's 2001 operating budget, other employees or (iii) take any action with respect to the grant, modification or amendment of any severance or termination pay, or stay, bonus or other incentive arrangement (other than pursuant to benefit plans and policies in effect on the date of this Agreement).

                  3.2 ADVICE OF CHANGES; GOVERNMENT FILINGS. Each of the Company and Holdings shall (a) confer on a regular and frequent basis with the other,
(b) report (to the extent permitted by law, regulation and any applicable confidentiality agreement) to the other on operational matters and (c) promptly advise the other orally and in writing of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect such that the conditions set forth in Section 5.2(a) or 5.3(a) would not be satisfied, (ii) the failure by it (A) to comply with or satisfy in any respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is qualified as to materiality or (B) to comply with or satisfy in any material respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is not so qualified as to materiality or (iii) any change, event or circumstance that has had a Material Adverse Effect on such party or materially and adversely affects its ability to consummate the transactions contemplated hereby in a timely manner; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. The Company and Holdings and Merger Sub shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports promptly after the same are filed. Subject to applicable laws relating to the exchange of information, each of the Company and Holdings shall have the right to review in advance, and to the extent practicable each will consult with the other, with respect to all the information relating to the other party and each of their respective Subsidiaries, which appears in any filings, announcements or publications made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each of the Company and Holdings agrees that, to the extent practicable, it will consult with the other party with respect to the obtaining of all Permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each further agrees to keep the other apprized of the status of matters relating to completion of the transactions contemplated hereby.


                  3.3 FINANCING RELATED COOPERATION. The Company agrees to provide, and will cause its Subsidiaries and its and their respective officers, employees and advisors to provide, all cooperation reasonably necessary in connection with the arrangement of any financing to be consummated contemporaneously with or at or after the expiration of the Effective Time in respect of the transactions contemplated by this Agreement, including participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants and legal opinions as may be reasonably requested by Holdings and taking such other actions as are reasonably required to be taken by the Company in the Commitment Letters, provided that Holdings and Merger Sub shall use reasonable efforts not to materially interfere with the duties of such officers, employees and advisors such that the Company's business and results of operations would be materially adversely affected thereby. In addition, in conjunction with the obtaining of any such financing, the Company agrees, at the reasonable request of Holdings, to call for prepayment or redemption, or to prepay, redeem and/or renegotiate, as the case may be, any then existing indebtedness of the Company and its Subsidiaries; provided that no call for redemption or prepayment shall be irrevocably made until contemporaneously with or after the Effective Time. Holdings and Merger Sub shall use their commercially reasonable best efforts to cause the Financing to be fulfilled in accordance with the terms of the Commitment Letters.


                                    ARTICLE 4
                              ADDITIONAL AGREEMENTS

                  4.1 PREPARATION OF THE PROXY STATEMENT; SCHEDULE 13E; THE COMPANY SHAREHOLDERS MEETING.

                  (a) Company Shareholders Meeting. The Company shall, acting through the Company's Board, as soon as practicable following execution of this Agreement and in accordance with this Agreement, duly call, give notice of, convene and hold a special meeting of its shareholders (the "Company Shareholders Meeting") for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement, and the Company shall, through the Company Board, recommend to its shareholders that they adopt this Agreement; provided, however, that the Company Board may withdraw, modify or change such recommendation in accordance with the terms of Section 4.4 of this Agreement. Holdings and Merger Sub shall vote or cause to be voted all the shares of the Company Common Stock owned of record or beneficially by Holdings or any of its Subsidiaries in favor of this Agreement and the transactions contemplated by this Agreement.

                  (b) Proxy Statement. As soon as practicable following the execution of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement with respect to the Company Shareholders Meeting, and use its reasonable good faith efforts to have a Proxy Statement cleared by the SEC and mailed to the Company's shareholders. Holdings and Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement. The Proxy Statement (i) shall contain (A) subject to the fiduciary duties of the Company Board, statements of the Company Board that it has (x) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the shareholders of the Company, (y) declared the Merger and this Agreement to be advisable and
(z) recommended unanimously that the shareholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement and (B) the written opinion of U.S. Bancorp Piper Jaffray and (ii) shall comply as to form and content in all material respects with the applicable provisions of the federal securities laws. Holdings and its counsel shall be given an opportunity to review and comment upon the Proxy Statement and any amendment or supplement thereto prior to the filing thereof with the SEC, and the Company shall consider any such comments in good faith. The Company agrees to provide to Holdings and its counsel any comments which the Company or its counsel may receive from the staff of the SEC with respect to the Proxy Statement promptly after receipt thereof. Holdings and Merger Sub will promptly supply to the Company in writing, for inclusion in the Proxy Statement, all information concerning Holdings and Merger Sub required by law, rule or regulation to be included in the Proxy Statement. The Company, Holdings and Merger Sub agree to promptly correct any information provided by any of them for use in the Proxy Statement which shall have become false or misleading in any respect, and the Company further agrees to take all steps reasonably necessary to cause such Proxy Statement as so corrected to be filed with the SEC and disseminated to the Company's shareholders, in each case as and to the extent required by the applicable provisions of the federal securities laws. The Company agrees to use its reasonable best efforts, after consultation with the other parties hereto, and each of Holdings and Merger Sub agree to use its reasonable best efforts to promptly provide the Company with any information necessary to respond promptly to any comments made by the Commission with respect to the Proxy Statement and any preliminary version thereto or amendment thereof, filed by it, and each of the Company, Holdings and Merger Sub shall use reasonable efforts to cause the Proxy Statement to be mailed to the Company's shareholders at the earliest practicable time.

                  (c) Schedule 13E. Concurrently with the filing of the Proxy Statement, Holdings and Merger Sub and their respective affiliates (to the extent required by law) shall prepare and file with the SEC, together with the Company, a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with all supplements and amendments thereto, the "Schedule 13E-3") with respect to the transactions contemplated by this Agreement. The Company shall promptly furnish to Holdings all information concerning the Company as may reasonably be requested in connection with the preparation of the Schedule 13E-3. The Company shall promptly supplement, update and correct any information provided by it for use in the Schedule 13E-3 if and to the extent that it is or shall have become incomplete, false or misleading. In any such event, Holdings and the Company shall take all steps necessary to cause the Schedule 13E-3 as so supplemented, updated or corrected to be filed with the SEC and to be disseminated to the holders of Company Common Stock, in each case, as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review and comment on the Schedule 13E-3 and each supplement, amendment or response to comments with respect thereto prior to its being filed with or delivered to the SEC and Holdings shall consider any such comments in good faith. Holdings agrees to provide the Company and its counsel with any comments that Holdings or its counsel may receive from the staff of the SEC promptly after receipt thereof.

                  4.2 ACCESS TO INFORMATION. Upon reasonable notice, each of the Company and Holdings shall (and shall cause their respective Subsidiaries, to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and its officers, employees and representatives and, during such period, each of the Company and Holdings shall (and shall cause its Subsidiaries, to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of federal or state securities laws, as applicable (other than reports or documents which such party is not permitted to disclose under applicable law) and (b) consistent with its legal obligations, all other information concerning its business, properties and personnel as the other party may reasonably request. Such information shall be held in confidence to the extent required by, and in accordance with, the provisions of the letter dated September 9, 1999, between the Company and Vestar (the "Confidentiality Agreement"), which Confidentiality Agreement shall remain in full force and effect.

                  4.3 APPROVALS AND CONSENTS; COOPERATION. Each of the Company, Holdings and Merger Sub shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including without limitation (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, Tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, Permits, Tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (including, but not limited to, those approvals, consents, orders, registrations, declarations and filings required under Section 2.1(c)(iii)) (collectively, the "Required Approvals") and
(ii) taking all reasonable steps as may be necessary to obtain all such Required Approvals. Without limiting the generality of the foregoing, each of the Company and Holdings and Merger Sub agree to make all necessary filings in connection with the Required Approvals as promptly as practicable after the date of this Agreement, and to use its reasonable best efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested with respect to such Required Approvals, and shall otherwise cooperate with any applicable Governmental Entity in order to obtain any Required Regulatory Approvals in as expeditious a manner as possible. Each of the Company, Holdings and Merger Sub shall use its reasonable best efforts to resolve such objections, if any, as any Governmental Entity may assert with respect to this Agreement and the transactions contemplated hereby in connection with the Required Approvals. In the event that a suit is instituted by a Person or Governmental Entity challenging this Agreement and the transactions contemplated hereby as violative of applicable antitrust or competition laws, each of the Company and Holdings shall use its reasonable best efforts to resist or resolve such suit. The Company and Holdings each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, affiliates, directors, officers and shareholders and such other matters as may reasonably be necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3 or any other statement, filing, Tax ruling request, notice or application made by or on behalf of the Company, Holdings or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement.


                  4.4 ACQUISITION PROPOSALS.

                  (a) Neither the Company nor any of its Subsidiaries shall (whether directly or indirectly through advisors, agents or other intermediaries), nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, agents, representatives or advisors (the "Company Representatives") to (a) solicit, initiate, knowingly encourage (including by way of furnishing non-public information) or take any action knowingly to facilitate the submission of any inquiries, proposals or offers (whether or not in writing) from any Person (other than Holdings and its affiliates), other than the transactions contemplated by this Agreement, that constitute, or are reasonably expected to lead to, an Acquisition Proposal (as defined below), or (b) enter into or participate in any discussions or negotiations regarding an Acquisition Proposal; provided, however, that, at any time during the period following the execution of this Agreement and prior to the Effective Time, if the Company receives a proposal or offer that was not solicited by the Company or a Company Representative, and that the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) is a Superior Proposal (as defined below but ignoring, for purposes of this Section 4.4(a) only, clause (i) of the definition of Superior Proposal), and subject to compliance with Section 4.4(b), the Company Board may, or may authorize any committee thereof or any Company Representatives to, (x) furnish information with respect to the Company and its Subsidiaries to the Person making such proposal or offer pursuant to a confidentiality agreement on terms not less favorable to the Company than the Confidentiality Agreement and
(y) participate in discussions or negotiations regarding such proposal or offer.

                  (b) The Company shall notify Holdings promptly (and in any case prior to providing any information or access referred to below) after receipt by the Company (or any Company Representative) of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any of its Subsidiaries by any Person that informs the Company that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. The Company shall continue to keep Holdings informed, on a reasonably current basis, of the status of any such discussions or negotiations and the terms being discussed or negotiated.

                  (c) Neither the Company nor the Company Board nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in any manner adverse to Holdings, the approval or recommendation of this Agreement or the Merger, or propose publicly to approve or recommend an Acquisition Proposal, unless the withdrawal or modification of such approval or recommendation or such approval or recommendation is, in the good faith judgment of the Company Board or such committee thereof (after consultation with its outside legal counsel), necessary to comply with its fiduciary obligations to the Company's shareholders under applicable law. Nothing contained in this Agreement shall prohibit the Company nor the Company Board nor any committee thereof from taking and disclosing to its shareholders a position contemplated by Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Company Board or such committee thereof (after consultation with its outside legal counsel) the failure to make such disclosure would be inconsistent with its fiduciary duties to the Company's shareholders or other obligations under applicable law.

Notwithstanding anything to the contrary contained in this Section 4.4 or elsewhere in this Agreement, prior to the Effective Time, the Company may, in connection with a possible Acquisition Proposal, refer any third party to this
Section 4.4 and to Section 6.2, and make a copy of this Section 4.4 and Section
6.2 available to such third party.

                  (d) The Company will immediately cease and cause its advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party. The Company agrees not to release any third party from or waive any provisions of confidentiality in any confidentiality agreement to which the Company is a party.

                  (e) "Acquisition Proposal" means any inquiry, proposal or offer for (i) an acquisition or purchase of 10 percent or more of the consolidated assets of the Company and its Subsidiaries or of 10 percent or more of any class of equity securities of the Company or any of its Subsidiaries,
(ii) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Person beneficially owning 10 percent or more of any class of equity securities of the Company or any of its Subsidiaries or
(iii) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 10 percent or more of the consolidated assets of the Company.
                  (f) "Superior Proposal" means a proposal with respect to any of the transactions described in the definition of Acquisition Proposal (with all of the percentages included in the definition of such term replaced with "all or substantially all" for purposes of this definition) with respect to which the Company Board shall have concluded in good faith, after consultation with its outside legal counsel and financial advisor, (i) is reasonably likely to be completed, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal, including the status of the financing therefor and the Person making the proposal and (ii) would, if consummated, result in a transaction more favorable to the Company's shareholders from a financial point of view than the transactions contemplated by this Agreement.

                  4.5   EMPLOYEE BENEFITS.

                  (a) For a period of one year immediately following the Effective Time, the Surviving Corporation shall maintain in effect employee benefit plans and arrangements with overall employee benefits which are substantially comparable, in the aggregate, to the benefits provided by the Company Benefit Plans as of the date hereof (not taking into account the value of any benefits under any such plans which are equity-based).

                  (b) For purposes of determining eligibility to participate or vesting where length of service is relevant under any employee benefit plan or arrangement of the Surviving Corporation or any of their respective Subsidiaries, employees of the Company and its Subsidiaries as of the Effective Time shall receive service credit for service with the Company and its Subsidiaries to the same extent such service credit was granted under the Company Benefit Plans, subject to offsets for previously accrued benefits and no duplication of benefits.

                  (c) Upon the consummation of the Merger, each Share Award outstanding immediately prior to the Effective Time shall automatically become immediately vested and each holder of a Share Award shall have the right to receive from the Surviving Corporation a cash payment (less applicable federal, state and local withholding taxes) in an aggregate amount equal to the Price Per Share for each share of Company Common Stock subject to such Share Award.

                  4.6 FEES AND EXPENSES. Whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, all expenses of Holdings and Merger Sub incurred in connection with the transactions contemplated by this Agreement and (b) as set forth in Section 6.4(b). For purposes of this Agreement, "Expenses" includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources and their counsel, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the Schedule 13E-3 and the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereby.

                  4.7   INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

                  (a) Continuation of Organizational Documents Obligations. The Company shall and, from and after the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall maintain the right to indemnification and exculpation of officers and directors provided for in the Organizational Documents of the Company as in effect on the date hereof, with respect to indemnification and exculpation for acts and omissions occurring prior to the Effective Time, including, without limitation, the transactions contemplated by this Agreement.

                  (b) Continuation of Directors' and Officers' Insurance. Until the sixth anniversary of the Effective Time, the Surviving Corporation shall maintain officers' and directors' liability insurance covering the Persons who are presently covered by the Company's officers' and directors' liability insurance policies (copies of which have heretofore been delivered to Holdings) with respect to actions and omissions occurring prior to the Effective Time, by obtaining tail coverage of such existing insurance policies on terms which are not less favorable than the terms of such current insurance in effect for the Company on the date hereof and providing coverage only with respect to matters occurring prior to the Effective Time, to the extent that such tail coverage can be maintained at an annual cost to the Surviving Corporation of not greater than 200% of the annual premium for the Company's current insurance policies and, if such tail coverage cannot be so maintained at such cost, providing as much of such insurance as can be so maintained at a cost equal to 200% of the annual premium for the Company's current insurance policies.

                  (c) Indemnification. The Company shall and, from and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law and to the extent such Person would have been indemnified under the articles of incorporation and bylaws of the Company or any Company Subsidiary as such documents were in effect on the date of this Agreement, indemnify and hold harmless each present and former director and officer of the Company or any Company Subsidiary (each an "Indemnified Party" and collectively, the "Indemnified Parties") against any costs or expenses, together with such person's heirs, executors or administrators (including by advancing attorney's fees and expenses in advance of the final disposition of any claim, action, suit, proceeding or investigation to the fullest extent permitted by and subject to the conditions of law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any pending, threatened or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission based upon or arising from his or her capacity as an officer or director of the Company or any Company Subsidiary occurring prior to the Effective Time (including, without limitation, any claim, action, suit, proceeding or investigation arising out of or pertaining to the transactions contemplated by this Agreement).

                  (d) Survival. This Section 4.7 shall survive the closing of the transactions contemplated hereby, is intended to benefit the Company, Merger Sub and the Surviving Corporation and each of the Indemnified Parties (each of whom shall be entitled to enforce this Section 4.7 against the Company, Merger Sub and the Surviving Corporation, as the case may be), and shall be binding on all successors and assigns of the Surviving Corporation.

                  (e) Merger, Assignment, etc. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 4.7.

                  4.8 PUBLIC ANNOUNCEMENTS. Neither party hereto shall make any press release or public announcement with respect to this Agreement, the Merger or the transactions contemplated hereby without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld); provided, however, that each party hereto may make any disclosure or announcement which such party, after consultation with its legal counsel, determines that it is obligated to make pursuant to applicable law or regulation of any national securities exchange or in order to discharge its fiduciary duties, in which case, the party desiring to make the disclosure shall consult with the other party hereto prior to making such disclosure or announcement.

                  4.9 FURTHER ASSURANCES. In case at any time after the Effective Time any further action is reasonably necessary to carry out the purposes of this Agreement or the transactions contemplated by this Agreement, the proper officers of the Company, Holdings and the Surviving Corporation shall take any such reasonably necessary action.

                  4.10 DISPOSITION OF LITIGATION. In connection with any litigation which may be brought against the Company or its directors relating to the transactions contemplated hereby, the Company shall keep Holdings, and any counsel which Holdings may retain at its own expense, informed of the status of such litigation and will provide Holdings' counsel the right to participate in the defense of such litigation to the extent Holdings is not otherwise a party thereto, and the Company shall not enter into any settlement or compromise of any such stockholder litigation without Holdings' prior written consent, which consent shall not be unreasonably withheld or delayed.

                  4.11 DELISTING. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from NASDAQ and to terminate registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time of the Merger.


                                    ARTICLE 5
                              CONDITIONS PRECEDENT

                  5.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of Holdings, Merger Sub and the Company to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) Shareholder Approval. The Company shall have obtained all approvals of holders of shares of the capital stock of the Company required under the MBCA to approve this Agreement and the transactions contemplated hereby;

                  (b) HSR Act. Any waiting period applicable to the Merger under the HSR Act (including any extension thereof) shall have been terminated or shall have expired; and

                  (c) No Injunctions or Restraints, Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by a United States federal or state court of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

                  5.2 CONDITIONS TO THE OBLIGATIONS OF HOLDINGS AND MERGER SUB TO EFFECT THE MERGER. The respective obligations of Holdings and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (other than those representations and warranties that address matters as of particular dates) shall be true and correct as of the Closing Date and any representation and warranty of the Company set forth in this Agreement that addresses matters as of a particular date shall be true and correct as of the date referred to therein; it being understood that (i) any inaccuracies in such representations and warranties shall be disregarded if the circumstances giving rise to such inaccuracies (considered collectively) do not constitute a Material Adverse Effect on the Company and (ii) for purposes of determining whether such representations and warranties are true and correct, all "Material Adverse Effect" qualifications and any other materiality qualifications in such representations and warranties shall be disregarded;

                  (b) Performance. The Company shall have performed all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it under this Agreement;

                  (c) Prohibitions to Merger. There shall not be pending any action or proceeding by a United States federal or state Governmental Entity of competent jurisdiction nor shall a statute, rule or regulation have been promulgated or enacted by a United States federal or state Governmental Entity of competent jurisdiction after the date of this Agreement which would have the effect of (i) restraining or prohibiting the consummation of the Merger, (ii) prohibiting or restricting the ownership or operation by Holdings (or any of its affiliates or Subsidiaries) of a material portion of the business or assets of the Company and its Subsidiaries taken as a whole, or compelling Holdings (or any of its affiliates or Subsidiaries) to dispose of or hold separate a material portion of the business or assets of the Company and its Subsidiaries taken as a whole, (iii) imposing material limitations on the ability of Holdings (or any of its affiliates or Subsidiaries) effectively to acquire or to hold or to exercise full rights of ownership of the shares of the Company Common Stock, including, without limitation, the right to vote such shares purchased by Holdings (or any of its affiliates or Subsidiaries) on all matters properly presented to the shareholders of the Company, (iv) imposing any material limitations on the ability of Holdings (or any of its affiliates or Subsidiaries) effectively to control in any material respect the business and operations of the Company or
(v) obtaining material damages from Holdings or any of its affiliates in connection with the making or consummation of the Merger and there shall not be in effect any injunction, order, decree, judgment or ruling issued by a United States federal or state court of competent jurisdiction having any effect set forth in clauses (i) through (v) above;

                  (d) Financing. Merger Sub shall have received the proceeds of the financing contemplated by the Commitment Letters on the terms and conditions set forth therein and with other material terms satisfactory to Holdings, in the amounts necessary to consummate the Merger and pay all related fees and expenses; or

                  (e) No Material Adverse Effect. There shall not have occurred any event or circumstance that has had or would be reasonably likely to have a Material Adverse Effect on the Company since the date of the Agreement.

                  5.3 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY TO EFFECT THE MERGER. The obligations of the Company to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Holdings and Merger Sub set forth in this Agreement (other than those representations and warranties that address matters as of particular dates) shall be true and correct as of the Closing Date and any representation and warranty of Holdings and Merger Sub set forth in this Agreement that addresses matters as of a particular date shall be true and correct as of the date referred to therein; it being understood that (i) any inaccuracies in such representations and warranties shall be disregarded if the circumstances giving rise to such inaccuracies (considered collectively) do not constitute a Material Adverse Effect on Holdings and Merger Sub, taken as a whole and (ii) for purposes of determining whether such representations and warranties are true and correct, all "Material Adverse Effect" qualifications and any other materiality qualifications in such representations and warranties shall be disregarded; and

                  (b) Performance. Holdings and Merger Sub shall have performed all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by them under this Agreement.


                                    ARTICLE 6
                            TERMINATION AND AMENDMENT

                  6.1 TERMINATION BY EITHER THE COMPANY OR HOLDINGS. This Agreement may be terminated at any time prior to the Effective Time by either the Company or Holdings, whether before or after adoption of this Agreement by the Company's shareholders:

                  (a) by the mutual written consent of Holdings and the Company, by action of their respective boards of directors;

                  (b) if any United States federal or state Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement shall have used its commercially reasonably efforts to remove or lift such order, decree, ruling or other action;

                  (c) if the Merger has not been consummated by May 31, 2001, provided that the party seeking to exercise such right is not then in breach in any material respect of any of its obligations under this Agreement; and

                  (d) if, at a duly held shareholders meeting of the Company or any adjournment thereof at which this Agreement and the Merger are voted upon (the "Special Meeting"), the requisite shareholder adoption and approval shall not have been obtained.

                  6.2 TERMINATION BY HOLDINGS. This Agreement may also be terminated by Holdings at any time prior to the Effective Time:

                  (a) if the Company or the Company Board shall have (i) withdrawn, modified or amended in any respect adverse to Holdings or Merger Sub any of its recommendations described in Section 4.1(a) hereof, (ii) approved, recommended or entered into an agreement with respect to, or consummated, any Acquisition Proposal from a Person other than Holdings or any of its affiliates,
(iii) in response to the commencement of any tender offer or exchange offer for outstanding shares of Company Common Stock, not recommended rejection of such tender offer or exchange offer within ten (10) business days of commencement of such tender offer or exchange offer, or (iv) resolved to do any of the foregoing or publicly announced its intention to do any of the foregoing; or

                  (b) (i) if (A) any covenant or agreement of the Company contained in this Agreement shall be materially breached, (B) any of the Company's representations and warranties contained in this Agreement shall have been inaccurate as of the date of this Agreement such that the condition set forth in Section 5.2(a) would not be satisfied (assuming that the phrase "date of this Agreement" is substituted for the phrase "Closing Date" contained in
Section 5.2(a)), or (C) any of the Company's representations and warranties contained in this Agreement shall have become inaccurate after the date of this Agreement such that the condition set forth in Section 5.2(a) would not be satisfied (each, a "Terminating Company Breach"); and (ii) such Terminating Company Breach shall not have been cured by the Company within twenty (20) days of receipt of written notice of such Terminating Company Breach.

                  6.3 TERMINATION BY THE COMPANY. This Agreement may also be terminated by the Company at any time prior to the Effective Time:

                  (a) (i) if (A) any covenant or agreement of the Holdings or Merger Sub contained in this Agreement shall be materially breached, (B) any of the representations and warranties of Holdings or Merger Sub contained in this Agreement shall have been inaccurate as of the date of this Agreement such that the condition set forth in Section 5.3(a) would not be satisfied (assuming that the phrase "date of this Agreement" is substituted for the phrase "Closing Date" contained in Section 5.3(a)), or (C) any of the representations and warranties of Holdings or Merger Sub contained in this Agreement shall have become inaccurate after the date of this Agreement such that the condition set forth in
Section 5.3(a) would not be satisfied (each, a "Terminating Holdings Breach"); and (ii) such Terminating Holdings Breach shall not have been cured by Holdings or Merger Sub within twenty (20) days of receipt of written notice of such Terminating Holdings Breach; or

                  (b) if the Company Board approves a Superior Proposal; provided, however, that (A) the Company shall have complied with the terms of
Section 4.4 and (B) this Agreement may not be terminated pursuant to this
Section 6.3(b) unless (x) concurrently with such termination, the Company pays to Holdings the Termination Fee (as hereinafter defined) less any Expense Payment (as hereinafter defined) previously paid and (y) the Company shall have provided Holdings with at least five business days' advance notice of such termination and Holdings does not make, within four (4) business days of receipt of the Company's notification of its intention to terminate this Agreement, an offer that the Company Board determines, in good faith after consultation with its outside legal counsel and financial advisors, is at least as favorable to the shareholders of the Company as such Superior Proposal.

                  6.4   EFFECT OF TERMINATION.

                  (a) In the event of termination of this Agreement by either the Company or Holdings as provided in this Article 6, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Holdings, Merger Sub or the Company or their respective officers, directors, shareholders, affiliates, representatives, agents, employees or advisors, except, with respect to Holdings, Merger Sub and the Company, (i) with respect to Section 4.6, this Section 6.4, Article 7 and the last sentence of Section 4.2 and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful breach by the other party or parties of this Agreement.

                  (b) The Company shall (provided that neither Holdings nor the Merger Sub is then in material breach of its obligations under this Agreement) (i) upon the termination of this Agreement pursuant to Section 6.1(d), promptly, but in no event later than two business days following written notice thereof, pay to Holdings and Merger Sub $5 million for its out-of-pocket expenses and fees (including fees payable to banks, investment banking firms and other financial institutions, and their respective agents and counsel, and fees of counsel, accountants, financial printers, advisors, experts and consultants to Holdings and its affiliates) or (ii) upon the termination of this Agreement pursuant to Section 6.2(b), promptly, but in no event later than two business days following written notice thereof, together with reasonable supporting documentation, reimburse Holdings and Merger Sub in an amount up to $2,500,000 for its out-of-pocket expenses and fees (including fees payable to banks, investment banking firms and other financial institutions, and their respective agents and counsel, and fees of counsel, accountants, financial printers, advisors, experts and consultants to Holdings and its affiliates) (either of the payments in clauses (i) or (ii) being referred to herein as the "Expense Payment"). It is understood that in the event that Holdings is paid a Termination Fee, to the extent not previously paid, the Expense Payment shall not be paid.

                  (c) In the event that this Agreement is terminated by Holdings pursuant to Section 6.2(a) or by the Company pursuant to Section 6.3(b), the Company shall pay to Holdings, by wire transfer of immediately available funds to an account designated by Holdings on the next business day following such termination (or, in the case of a termination by the Company pursuant to Section 6.3(b), by wire transfer of immediately available funds to an account designated by Holdings, concurrently with the effectiveness of such termination), an amount equal to $20 million (the "Termination Fee"), less any Expense Payment previously paid.

                  (d)   If all of the following events have occurred:

                        (i)   (A) this Agreement is terminated pursuant to
         Section 6.1(c) (other than on account of a failure of the conditions set forth in Sections 5.1(a), 5.1(c), 5.2(c), 5.2(d), 5.3(a) or
         5.3(b)), Section 6.1(d) or Section 6.2(b) and (B) an Acquisition Proposal is publicly disclosed or publicly proposed to the Company or its shareholders at any time on or after the date of this Agreement but
         (x) in the case of a termination pursuant to Section 6.1(c) or Section 6.2(b), prior to such termination, or (y) in the case of a termination pursuant to Section 6.1(d), prior to or at the time of the Special Meeting; and

                        (ii) thereafter, within 12 months of the date of such termination, the Company enters into a definitive agreement with respect to, or consummates, the Acquisition Proposal referred to in clause (i), or any proposal with respect to any of the transactions described in clause (i), (ii) or (iii) of the definition of Acquisition Proposal (with all of the percentages included in the definition of such term raised to 50% for purposes of this definition); then, the Company shall pay to Holdings, concurrently with the earlier of the execution of such definitive agreement or the consummation of such Acquisition Proposal, an amount equal to the Termination Fee (less any Expense Payment previously paid).

                  (e) The Company acknowledges that the agreements contained in Sections 6.4(b), (c) and (d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Holdings and Merger Sub would not enter into this Agreement.

                  6.5 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after adoption of this Agreement by the Company's shareholders, but, after any such adoption, no amendment shall be made which by law or in accordance with the rules of the NASDAQ requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  6.6 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                                    ARTICLE 7
                               GENERAL PROVISIONS

                  7.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS; NO OTHER REPRESENTATIONS AND WARRANTIES. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and/or the provisions of this Article 7. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, none of the Company, Holdings or Merger Sub makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement, the documents and the instruments referred to herein, or the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to the other party or the other party's representatives of any documentation or other information with respect to any one or more of the foregoing.

                  7.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

                  if to Holdings or Merger Sub:

                  c/o Vestar Capital Partners IV, L.P.
                  1225 Seventeenth Street
                  Suite 1660
                  Denver, CO  80202
                  Attention:    James P. Kelley
                  Facsimile:    (303) 292-6639

                  and

                  c/o Goldner Hawn Johnson & Morrison Incorporated 5250 Wells Fargo Center
                  Minneapolis, MN  55402-4123
                  Attention:    John L. Morrison
                                Michael T. Sweeney
                  Facsimile:    (612) 338-2860

                  with copies to:

                  Vestar Capital Partners IV, L.P.
                  245 Park Avenue
                  41st Floor
                  New York, NY  10167
                  Attention:   General Counsel
                  Facsimile:   (212) 808-4922

                  and

                  Kirkland & Ellis
                  200 East Randolph Drive
                  Chicago, IL  60601
                  Attention:    Stephen L. Ritchie
                  Facsimile:    (312) 861-2118
                  and

                  Faegre & Benson
                  2200 Wells Fargo Center
                  90 South Seventh Street
                  Minneapolis, MN  55402-3901
                  Attention:   Bruce M. Engler
                  Facsimile:   (612) 336-3026

                  if to the Company:

                  Michael Foods, Inc.
                  324 Signal Bank Building
                  5353 Wayzata Boulevard
                  Minneapolis, MN  55416
                  Attention:   President
                  Facsimile:   (952) 546-3711

                  with copies to:

                  Kaplan, Strangis & Kaplan, P.A.
                  90 S. Seventh Street
                  Suite 5500
                  Minneapolis, MN  55402
                  Attention:    James C. Melville
                  Facsimile:    (612) 375-1143

                  7.3 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents, cross references and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statue or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the content requires otherwise. It is understood and agreed that neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

                  7.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts (including by means of telecopied signature pages), all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

                  7.5   ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES;
LIABILITY.

                  (a) This Agreement (including the Schedules and Exhibits) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement.

                  (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 4.7 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

                  (c) No affiliate, officer, director or shareholder of any party hereto shall have any liability hereunder.

                  7.6 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota, without regard to the laws that might be applicable under conflicts of laws principles.

                  7.7 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Any provision of this Agreement held invalid or unenforceable only in part, degree or certain jurisdictions will remain in full force and effect to the extent not held invalid or unenforceable. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

                  7.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  7.9 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

                                *   *   *   *   *

                  IN WITNESS WHEREOF, the Company and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of date first written above.


                          M-FOODS HOLDINGS, INC., a Delaware corporation

                          By:     /s/ James P. Kelley
                               ------------------------------------------
                               Name:  James P. Kelley
                               Title: President


                          PROTEIN ACQUISITION CORP., a Minnesota corporation

                          By:     /s/ James P. Kelley
                               ------------------------------------------
                               Name:  James P. Kelley
                               Title: President


                          MICHAEL FOODS, INC., a Minnesota corporation

                          By:     /s/ Gregg A. Ostrander
                               ------------------------------------------
                               Name:  Gregg A. Ostrander
                               Title: Chairman, President and
                                      Chief Executive Officer